Exhibit 99.4

Consent for Study to be Referenced in SEC Filings

Opus Research, Inc. (“Opus”) hereby consents to the inclusion in the Registration Statement on Form S-4 (including any amendments or supplements thereto, the “Filing”) to be filed with the Securities and Exchange Commission in connection with the proposed business combination between a special purpose acquisition company and SoundHound, Inc. (“SoundHound”) reference to the study titled “Global Survey: The Business Value of Customized Voice Assistants”, published by Opus in February 2021. Opus also consents to the reference to our firm under the heading “Information About SoundHound” in such Filing.

Dated: February 11, 2022	/s/ Peter Headrick
Peter Headrick
Managing Director
Opus Research, Inc.